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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 25, 2000 (except for Note 12, as to which the date is July 27, 2000), in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-42146) and related Prospectus of Synplicity, Inc. for the registration of 4,945,000 shares of its common stock.

    We also consent to the use of our report dated February 25, 2000 (except for Note 12, as to which the date is July 27, 2000), in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-42146) and related Prospectus of Synplicity, Inc. with respect to the financial statement schedule listed in
Item 16(b) of the Registration Statement.

                                          /s/ Ernst & Young LLP

Palo Alto, California
October 9, 2000